EXHIBIT 11.1

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Thousands except                                   Three Months              Six  Months
per share amounts)                                 Ended June 30,            Ended June 30,
                                                   1996       1995           1996      1995
                                                   ----       ----           ----      ----
PRIMARY

     Average shares outstanding                    12,874    10,777         12,843    10,748

     Net effect of dilutive stock
       options--based on the
       treasury stock method
       using average market price                     557       462            515       429
                                                  -------   -------        -------   -------

                         TOTAL                     13,431    11,239         13,358    11,177
                                                  =======   =======        =======   =======

Net Income                                        $ 2,784   $ 1,342        $ 5,683   $ 3,176
                                                  =======   =======        =======   =======

Per share amount                                  $   .21   $   .12        $   .43   $   .28
                                                  =======   =======        =======   =======

FULLY DILUTED

     Average shares outstanding                    12,874    10,777         12,843    10,748

     Net effect of dilutive stock
       options--based on the treasury
       stock method using the quarter-
       end market price, if higher than
       the average market price                       609       512            609       512
                                                  -------   -------        -------   -------

                         TOTAL                     13,483    11,289         13,452    11,260
                                                  =======   =======        =======   =======

Net income                                        $ 2,784   $ 1,342        $ 5,683   $ 3,176
                                                  =======   =======        =======   =======

Per share amount                                  $   .21   $   .12        $   .42   $   .28
                                                  =======   =======        =======   =======

Note: Financial data for all periods have been restated to reflect three acquisitions in May 1996 and May 1995, each accounted for as a pooling of interests in which 318,366 total shares were issued.

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